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Exhibit (d)(3)

MUTUAL NONDISCLOSURE AGREEMENT

        This Mutual Nondisclosure Agreement (this "Agreement") by and between Opto Circuits (I) Limited and Criticare Systems, Inc. (each a "Party" and collectively, the "Parties"), is dated the latest date set forth on the signature page hereto.

        1.    General.    In connection with the consideration of a possible transaction or series of transactions (a "Possible Transaction") between the Parties and/or their respective subsidiaries (each such Party being hereinafter referred to, collectively with its subsidiaries, as a "Company"), each Company (in its capacity as a provider of information hereunder, a "Provider") is prepared to make available to the other Company (in its capacity as a recipient of information hereunder, a "Recipient") certain "Evaluation Material" (as defined in Section 2 below) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

        2.    Definitions.

          (a)   The term "Evaluation Material" means information concerning the Provider which has been or is furnished to the Recipient or its Representatives in connection with the Recipient's evaluation of a Possible Transaction, including but not limited to its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents generated and/or prepared by the Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by the Provider hereunder. The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient's possession prior to its being furnished to the Recipient by or on behalf of the Provider, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, or (iii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information.

          (b)   The term "Representatives" shall include the directors, officers, or advisors (including the attorneys, accountants, consultants, investment bankers, bankers and financial advisors identified on Schedule A hereto, as such Schedule shall be amended from time to time) of the Recipient or Provider, as applicable.

          (c)   The term "Person" includes the media and any corporation, partnership, group, individual or other entity.

        3.    Use of Evaluation Material.    Each Recipient shall, and it shall cause its Representatives to, use the Evaluation Material solely for the purpose of evaluating a Possible Transaction, keep the Evaluation Material confidential, and, subject to Section 5, will not, and will cause its Representatives not to, disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient's Representatives who need to know such information for the sole purpose of helping the Recipient evaluate a Possible Transaction. Each Recipient agrees to be responsible for any breach of this Agreement by any of such Recipient's Representatives. This Agreement does not grant a Recipient or any of its Representatives any license to use the Provider's Evaluation Material except as provided herein.

        4.    Non-Disclosure of Discussions.    Subject to Section 5, each Company agrees that, without the prior written consent of the other Company, such Company will not, and it will cause its

Representatives not to, disclose to any other Person (i) that Evaluation Material has been exchanged between the Companies, (ii) that discussions or negotiations are taking place between the Companies concerning a Possible Transaction or (iii) any of the terms, conditions or other facts with respect thereto (including the status thereof), unless, in the opinion of legal counsel for such Company disclosure is required to be made pursuant to securities laws or other applicable laws, rules and regulations, including the rules and regulations of any exchange on which the securities of such Company are traded; provided, such Company will remain subject to the requirements of Section 5, to the extent applicable, and will advise and consult with the other Company prior to making any disclosure concerning the information proposed to be disclosed.

        5.    Legally Required Disclosure.    If a Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 above, such Recipient shall provide the Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, a Recipient or its Representatives are nonetheless legally compelled to disclose Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 or otherwise be liable for contempt or suffer other censure or penalty, such Recipient or its Representatives may, without liability hereunder, disclose to such requiring Person only that portion of such Evaluation Material or any such facts which the Recipient or its Representatives is legally required to disclose, provided that the Recipient and/or its Representatives cooperate with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material or such facts by the Person receiving the material.

        6.    Return or Destruction of Evaluation Material.    If either Company decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the other Company of that decision. In that case, or at any time upon the request of a Provider for any reason, a Recipient will, and will cause its Representatives to, within five business days of receipt of such notice, destroy or return all Evaluation Material in any way relating to the Provider or its products, services, employees or other assets or liabilities, and no copy or extract thereof (including electronic copies) shall be retained, except that Recipient's outside counsel may retain one copy to be kept confidential and used solely for archival purposes, and all provisions of non-use and confidentiality under this Agreement shall apply to the retained archival copy beyond the term of this Agreement for as long as such archival copy is retained. The Recipient shall provide to the Provider a certificate of compliance with the previous sentence signed by an executive officer of the Recipient. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives will continue to be bound by such Recipient's obligations hereunder with respect to such Evaluation Material.

        7.    Maintaining Privilege.    If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Company understands and agrees that the Companies have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Companies that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Notwithstanding anything herein to the contrary, any Evaluation Material identified by the Provider as being subject to any such privilege will be clearly identified as such and will only be disclosed by the Recipient to such of its Representatives who shall be authorized in writing by the Provider to receive such information. All provisions of non-use and confidentiality under this Agreement shall apply to any such privileged Evaluation Material beyond the term of this Agreement in perpetuity.

        8.    Compliance with Securities Laws.    Each Recipient agrees not to use any Evaluation Material of the Provider in violation of applicable securities laws.

        9.    Not a Transaction Agreement.    Each Company understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Companies unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and each Company hereby waives, in advance, any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction unless and until both Companies shall have entered into a final definitive agreement for a Possible Transaction. Each Company also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither Company will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Neither Company is under any obligation to accept any proposal regarding a Possible Transaction and either Company may terminate discussions and negotiations with the other Company at any time.

        10.    No Representations or Warranties; No Obligation to Disclose.    Each Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Evaluation Material furnished to such Recipient or its Representatives or any errors therein or omissions therefrom. As to the information delivered to the Recipient, each Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating a Company to provide, or to continue to provide, any information to any Person.

        11.    Modifications and Waiver.    No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

        12.    Remedies.    Each Company understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by either Company or any of its Representatives and that the Company against which such breach is committed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for a breach by either Company of this Agreement, but shall be in addition to all other remedies available at law or equity to the Company against which such breach is committed.

        13.    Legal Fees.    In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Company or its Representatives has breached this Agreement, then the Company which is, or the Company whose Representatives are, determined to have so breached shall be liable and pay to the other Company the reasonable legal fees and costs incurred by the other Company in connection with such litigation, including any appeal therefrom.

        14.    Governing Law.    This Agreement is for the benefit of each Company and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

        15.    Severability.    If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Companies intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.

        16.    Construction.    The Companies have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Companies and no presumption or burden of proof shall arise favoring or disfavoring either Company by virtue of the authorship at any of the provisions of this Agreement.

        17.    Term.    This Agreement shall terminate five years after the date of this Agreement.

        18.    Entire Agreement.    This Agreement contains the entire agreement between the Companies regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Companies regarding such subject matter.

        19.    Counterparts.    This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

        IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representatives as of the date written below.

Date: December 13th, 2007

OPTO CIRCUITS (I) LIMITED ADDRESS FOR NOTICE:	CRITICARE SYSTEMS, INC. ADDRESS FOR NOTICE:
Plot No. 83 Electronics City Hosur Road Bangalore 560 100 Attn: Thomas Dietiker Tel: (310) 561-8468 Email: tdietiker@optocircuits.com	20925 Crossroads Circle Suite 100 Waukesha, Wisconsin 53186 Attn: Tel: Email:

By:	/s/ VINOD RAMNANI	By:	/s/ EMIL H. SOIKA
	Name: Vinod Ramnani		Name: Emil H. Soika
	Title: Chairman and Managing Director		Title: President and Chief Executive Officer

SCHEDULE A

OPTO CIRCUITS (I) LIMITED ADVISORS

DLA PIPER US LLP
KPMG

CRITICARE SYSTEMS, INC. ADVISORS

REINHART BOERNER VAN DEUREN S.C.
BDO SEIDMAN, LLP

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  Exhibit (d)(3)
MUTUAL NONDISCLOSURE AGREEMENT